Exhibit 99.1

               [Atlantic Express Transportation Corp. Letterhead]

               STATEMENT BY ATLANTIC EXPRESS TRANSPORTATION CORP.
              ATLANTIC EXPRESS TO CONTINUE BUSINESS AS USUAL DURING
                                 REORGANIZATION

On August 16, 2002, Atlantic Express Transportation Corp., a provider of school bus transportation, paratransit and commuter services, and its subsidiaries filed a petition under Chapter 11 for reorganization. Our transportation services will continue as usual without interruption during the reorganization process.

We will continue to transport school children throughout the country with the same care and quality of transportation as we have rendered over the last quarter century to hundreds of satisfied school districts and other customers. We will have adequate financing to continue operations without any reduction in the scope or quality of our services and our employees will continue to receive their salary and benefits to which they are entitled. We are currently gearing up our fleet for another successful start of the school year in September.

The filing was necessitated by skyrocketing costs for automobile liability insurance, workers compensation insurance, health and welfare benefits for our workforce and the continued subsidizing of escort services provided in New York City.

We expect to emerge from Chapter 11 reorganization as a stronger company which will continue to service the needs of our many customers.

Atlantic Express is the largest American-owned American-based school bus company operating approximately 7,500 vehicles from coast to coast. We are one of the largest school transportation providers in the cities of New York, Philadelphia, St. Louis, Chicago and Los Angeles. Atlantic is also one of the nation's largest providers of paratransit service and provides coach and charter, pre-kindergarten transportation as well as bus sales and bus leasing.

For additional information, please contact:

     Domenic Gatto, CEO/President
     Nathan Schlenker, CFO
     Telephone: (718) 442-7000

Information contained in this statement other than statements of historical fact are forward-looking statements subject to various risks and uncertainties. Although Atlantic believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.